Exhibit 99.1

For Immediate Release

Jonathan Peisner

Vice President and Treasurer

(317) 249-4390

jonathan.peisner@karauctionservices.com

KAR Auction Services, Inc. Reports

Fourth Quarter and Full Year 2010 Results

Carmel, IN, February 23, 2011 — KAR Auction Services, Inc. (NYSE: KAR), today reported its fourth quarter and annual financial results for the period ended December 31, 2010. For the fourth quarter of 2010, the company reported revenue of $441.3 million as compared with fourth quarter 2009 revenue of $417.9 million, an increase of 6%. Adjusted EBITDA for the fourth quarter of 2010 was $103.0 million as compared with fourth quarter 2009 Adjusted EBITDA of $99.7 million, an increase of 3%. Net income for the fourth quarter of 2010 was $7.3 million, or $0.05 per diluted share, as compared with net income of $5.3 million, or $0.05 per diluted share, in the fourth quarter of 2009. As shown in the attached reconciliation table, adjusted net income per share for the fourth quarter of 2010 was $0.20 versus adjusted net income per share of $0.15 for the fourth quarter of 2009.

For the year ended December 31, 2010, the company reported revenue of $1,815.0 million as compared with revenue of $1,729.6 million for the year ended December 31, 2009, an increase of 5%. Adjusted EBITDA for the year ended December 31, 2010 was $475.2 million as compared with Adjusted EBITDA of $425.9 million for the year ended December 31, 2009, an increase of 12%. Net income for the year ended December 31, 2010 was $69.6 million, or $0.51 per diluted share, as compared with net income of $23.2 million, or $0.21 per diluted share for the year ended December 31, 2009. As shown in the attached reconciliation table, adjusted net income per share for the year ended December 31, 2010 was $1.05 versus adjusted net income per share of $0.76 for the year ended December 31, 2009.

2011 Outlook

KAR Auction Services, Inc. expects 2011 Adjusted EBITDA of approximately $500 million, net income per share of $0.75 - $0.80 and adjusted net income per share of $1.20 - $1.25. Adjusted net income per share represents GAAP net income per diluted share excluding excess depreciation and amortization and stock-based compensation, both resulting from the 2007 merger, net of taxes. In addition, in 2011, KAR Auction Services, Inc. expects its effective tax rate to be approximately 30% and its capital expenditures to be approximately $80 million.

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Earnings Conference Call Information

KAR Auction Services, Inc. will be hosting an earnings conference call and webcast on Thursday, February 24th, 2011 at 11:00 a.m. EST (10:00 am CST). The call will be hosted by KAR Auction Services, Inc.’s Chief Executive Officer, Jim Hallett and Executive Vice President and Chief Financial Officer, Eric Loughmiller. The conference call may be accessed by calling 1-888-312-3051 and entering participant passcode 9499443, while the live web cast will be available at the investor relations section of www.karauctionservices.com. Supplemental financial information for KAR Auction Services’ fourth quarter and full year 2010 results is available at the investor relations section of www.karauctionservices.com under the financial postings page.

A replay of the call will be available for two weeks via telephone starting approximately 30 minutes after the completion of the call. The replay may be accessed by calling 1-888-203-1112 and entering pass code 9499443. The archive of the web cast will also be available following the call and will be available at the investor relations section of www.karauctionservices.com for a limited time.

About KAR Auction Services, Inc.

KAR Auction Services, Inc. (NYSE: KAR) is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 70 used vehicle sites, Insurance Auto Auctions, Inc., (“IAAI”) a leading salvage auto auction company whose operations span North America with 159 sites and Automotive Finance Corporation (“AFC”), a leading provider of floorplan financing to independent and franchised used vehicle dealers with 88 sites across North America. For further information on KAR Auction Services, Inc., ADESA, Inc., Insurance Auto Auctions, Inc. or Automotive Finance Corporation, visit the company’s Web site at www.karauctionservices.com.

Forward Looking Statements

Certain statements contained in this release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. The Company does not undertake any obligation to update any forward-looking statements.

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KAR Auction Services, Inc.

Condensed Consolidated Statements of Income

(In millions) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Operating revenues
ADESA Auction Services	$254.8	$249.9	$1,075.9	$1,088.5
IAAI Salvage Services	152.0	140.6	610.4	553.1
AFC	34.5	27.4	128.7	88.0

Total operating revenues	441.3	417.9	1,815.0	1,729.6

Operating expenses
Cost of services (exclusive of depreciation and amortization)	252.4	242.2	1,001.7	997.3
Selling, general and administrative	97.0	90.3	373.2	364.6
Depreciation and amortization	44.0	42.5	171.3	172.4

Total operating expenses	393.4	375.0	1,546.2	1,534.3

Operating profit	47.9	42.9	268.8	195.3

Interest expense	35.1	39.8	141.4	172.6
Other (income) expense, net	0.6	(2.3)	(2.1)	(11.6)
Loss on extinguishment of debt	7.4	—	32.7	—

Income before income taxes	4.8	5.4	96.8	34.3

Income taxes	(2.5)	0.1	27.2	11.1

Net income	$7.3	$5.3	$69.6	$23.2

Net income per share – basic and diluted
Basic	$0.05	$0.05	$0.52	$0.21

Diluted	$0.05	$0.05	$0.51	$0.21

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KAR Auction Services, Inc.

Condensed Consolidated Balance Sheets

(In millions) (Unaudited)

	December 31, 2010	December 31, 2009
Cash and cash equivalents	$119.1	$363.9
Restricted cash	8.6	9.3
Trade receivables, net of allowances	271.9	250.4
Finance receivables, net of allowances	126.2	150.3
Finance receivables securitized, net of allowances	635.7	—
Retained interests in finance receivables sold	—	89.8
Other current assets	93.2	78.2

Total current assets	1,254.7	941.9

Goodwill	1,554.1	1,528.1
Customer relationships, net of accumulated amortization	712.6	753.3
Intangible and other assets	323.1	344.8
Property and equipment, net of accumulated depreciation	680.5	683.2

Total assets	$4,525.0	$4,251.3

Current liabilities, excluding current maturities of debt and obligations collateralized by finance receivables	$446.7	$416.8
Obligations collateralized by finance receivables	520.1	—
Current maturities of debt	—	225.6

Total current liabilities	966.8	642.4

Long-term debt	1,875.7	2,047.3
Other non-current liabilities	437.9	420.1
Stockholders’ equity	1,244.6	1,141.5

Total liabilities and stockholders’ equity	$4,525.0	$4,251.3

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KAR Auction Services, Inc.

EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA as presented herein, are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP or as substitutes for cash flow from operating activities as measures of our liquidity.

EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses Adjusted EBITDA to evaluate our performance and to evaluate results relative to incentive compensation targets. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions), (Unaudited)	2010	2009	2010	2009

Net income (loss)	$7.3	$5.3	$69.6	$23.2
Add back:
Income taxes	(2.5)	0.1	27.2	11.1
Interest expense, net of interest income	35.0	39.7	141.3	172.2
Depreciation and amortization	44.0	42.5	171.3	172.4

EBITDA	83.8	87.6	409.4	378.9
Adjustments	19.2	12.1	65.8	47.0

Adjusted EBITDA	$103.0	$99.7	$475.2	$425.9

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KAR Auction Services, Inc.

Adjusted Net Income and Adjusted Net Income Per Share

Adjusted Net Income and Adjusted Net Income Per Share

The revaluation of certain assets of the company, and resultant increase in depreciation and amortization expense which resulted from the 2007 merger, as well as stock-based compensation expense incurred in connection with service and exit options tied to the 2007 merger, have had a continuing effect on our reported results. Non-GAAP measures of adjusted net income and adjusted net income per share, in the opinion of the company, provide comparability to other companies that may have not incurred these types of non-cash expenses. In addition, in the first and fourth quarters of 2010, we recorded charges representing the net premiums paid related to the repurchase of the 10% senior subordinated notes, the write-off of certain unamortized debt issuance costs related to the repurchases of the 10% senior subordinated notes and certain expenses associated with the corresponding tender offers.

The following table reconciles adjusted net income and adjusted net income per share to net income and net income per share for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share amounts)	2010	2009	2010	2009
Net income	$7.3	$5.3	$69.6	$23.2
Loss on extinguishment of debt, net of tax (1)	4.6	—	20.3	—
Stepped up depreciation and amortization expense, net of tax (2)	10.0	10.6	40.1	45.2
Stock-based compensation, net of tax (3)	5.6	0.4	13.2	13.4

Adjusted net income	$27.5	$16.3	$143.2	$81.8

Net income per share – diluted	$0.05	$0.05	$0.51	$0.21
Loss on extinguishment of debt, net of tax	0.04	—	0.15	—
Stepped up depreciation and amortization expense, net of tax	0.07	0.10	0.29	0.42
Stock-based compensation, net of tax	0.04	—	0.10	0.13

Adjusted net income per share	$0.20	$0.15	$1.05	$0.76

Weighted average diluted shares	136.4	111.9	135.9	108.1

(1)	There was a loss on extinguishment of debt of $25.3 million ($15.7 million net of tax) incurred in the first quarter 2010 and another loss on extinguishment of debt of $7.4 million ($4.6 million net of tax) incurred in the fourth quarter 2010.

(2)	Increased depreciation and amortization expense was $15.6 million ($10.0 million net of tax) and $16.8 million ($10.6 million net of tax) for the three months ended December 31, 2010 and 2009. For the years ended December 31, 2010 and 2009, increased depreciation and amortization expense was $63.6 million ($40.1 million net of tax) and $72.0 million ($45.2 million net of tax).

(3)	Stock-based compensation resulting from the 2007 merger was $7.4 million ($5.6 million benefit net of tax) and $0.7 million ($0.4 million net of tax) for the three months ended December 31, 2010 and 2009. For the years ended December 31, 2010 and 2009, such stock-based compensation was $19.8 million ($13.2 million net of tax) and $16.4 million ($13.4 million net of tax).

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Non-GAAP Financial Measures

The company provides historical and forward-looking non-GAAP measures called EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes stock-based compensation under certain equity grants related to the 2007 merger, increased depreciation and amortization expense that resulted from the 2007 revaluation of the company’s assets, as well as one-time charges, net of taxes.

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